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                                                                    EXHIBIT 11.1


                           ARBOR SOFTWARE CORPORATION
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                        THREE MONTHS ENDED
                                                             JUNE 30,
                                                       --------------------
                                                         1997         1996
                                                       -------      -------

Net income ......................................      $ 1,739      $ 1,194
                                                       =======      =======

Average shares outstanding ......................       11,164       10,899

Options .........................................          606          818
                                                       -------      -------

  Total common stock and common stock equivalents       11,770       11,717
                                                       =======      =======

Net income per share ............................      $  0.15      $  0.10
                                                       =======      =======


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